SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2001

PINNACLE WEST CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Arizona	1-8962	86-0512431
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

400 North Fifth St., P.O. Box 53999, Phoenix, Arizona	85072-3999
(Address of principal executive offices)	(Zip Code)

(602) 250-1000
(Registrant's telephone number, including area code)

NONE
(Former name or former address, if changed since last report)

Item 5. Other Events

As previously reported, on May 14, 1999, Arizona Public Service Company ("APS") entered into a comprehensive Settlement Agreement with various parties, including representatives of major consumer groups, related to the implementation of retail electric competition (the "Settlement Agreement"). On September 23, 1999, the Arizona Corporation Commission ("ACC") approved the Settlement Agreement, with some modifications. On December 13, 1999, two parties filed lawsuits challenging the ACC's approval of the Settlement Agreement. Each party appealed the ACC's order approving the Settlement Agreement directly to the Arizona Court of Appeals, as provided by Arizona law. In one of the appeals, on December 26, 2000, the Arizona Court of Appeals affirmed the ACC's approval of the Settlement Agreement. This decision was not appealed and has become final. See Note 3 of Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 of Pinnacle West Capital Corporation ("Pinnacle West"). In the other appeal, on April 5, 2001, the Arizona Court of Appeals affirmed the ACC's approval of the 1999 Settlement Agreement. The Arizona Consumers Council, which filed that appeal, has until May 7, 2001 to petition the Arizona Supreme Court for review of the Court of Appeals' decision.

Item 9. Regulation FD Disclosure

Pinnacle West Capital Corporation is holding analyst conferences in Boston, Massachusetts and New York, New York on April 10, 2001 and April 11, 2001, respectively. The written materials to be presented at this conference are attached hereto as Exhibit 99.1.

Forward-Looking Statements

This document contains forward-looking statements based on current expectations and we assume no obligation to update these statements. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by us. These factors include the ongoing restructuring of the electric industry; the outcome of regulatory and legislative proceedings relating to the restructuring; regional economic and market conditions, including the California energy situation, which could affect customer growth and the cost of power supplies; the cost of debt and equity capital; weather variations affecting local and regional customer energy usage; conservation programs; the successful completion of our generation expansion program; regulatory issues associated with generation expansion, such as permitting and licensing; our ability to compete successfully outside traditional regulated markets (including the wholesale market); technological developments in the electric industry; and the strength of the stock market (particularly the technology sector in which El Dorado is currently invested) and the real estate market in SunCor's market areas, which include Arizona, New Mexico and Utah.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION (Registrant)

Dated: April 9, 2001	By: Barbara M. Gomez
Barbara M. Gomez
Treasurer